Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Cormac Glynn
Socket Communications, Inc.	CEOCast
(510) 744-2735	(212) 732-4300
email: dave@socketcom.com	email: cglynn@ceocast.com

Socket Communications Reports First Quarter of Profitability on
Record Revenue of $6.7 million
 Growth in sales of mobile bar code scanning and wireless connectivity products drives revenue growth of 38 percent

Newark, CA, April 21, 2004 - Socket Communications, Inc. (NASDAQ: SCKT; PSE: SOK), the Mobile Connection™ Company, today reported record revenue for the first quarter ended March 31, 2003 of $6.7 million, the fifth consecutive record revenue quarter. First quarter revenue increased 38 percent compared to revenue of $4.9 million for the same quarter a year ago and increased 12 percent compared to revenue of $6.0 million for the previous sequential quarter. Net income applicable to common stockholders for the first quarter was $40,000, or $0.00 per share, compared to a net loss applicable to common stockholders for the first quarter a year ago of ($1.0) million or ($0.04) per share and a net loss for the previous quarter of ($108,000) or ($0.00) per share.

The balance sheet at March 31, 2004 included cash of $7.7 million, a current ratio of 1.7 to one, equity of $16.6 million and no long term debt.

"The combination of new products, growth in our wireless products and strong growth in our bar code scanning product line allowed us to report our first profitable quarter," said Kevin Mills, president and chief executive officer of Socket Communications.

"The lightweight, highly mobile bar code scanning capabilities of a Pocket PC or Palm handheld computer in combination with our bar code scanning products brings significant productivity benefits to enterprises wanting to collect data quickly and easily," continued Mills. Enterprise deployment of Socket's mobile bar code scanning products and the Company's introduction last September of an SDIO mobile plug-in bar code scanner caused Socket's first quarter sales of these products to grow 24 percent over the previous quarter and 85 percent over the same quarter a year ago.

"In addition, growing recognition of the benefits of Bluetooth wireless technology and wireless LAN technology has resulted in continued increases in sales of our wireless connectivity products," said Mills. Wireless technology products are now available within all of Socket's product families and represented more than 34 percent of the Company's revenue in the first quarter. Socket products incorporating Bluetooth Wireless Technology include plug-in cards in CF and SDIO form factors, embedded modules, cordless serial adapters, and cordless stand-alone products. Cordless stand-alone products consist of a modem, GPS receiver and a recently announced cordless bar code scanner. "Expanding the wireless connections available to mobile devices is one of our major focus areas. We will soon be enabling the use of our stand-alone Bluetooth wireless technology products with tablet PCs and notebooks, thereby expanding our market for these products. Plus, we are working on adding to and enhancing our wireless LAN technology products," said Mills.

In addition, Socket has more than 30 third-party design wins currently under development using the Company's embedded chips and Bluetooth modules. These chip design wins are primarily for wide area network cards, and the embedded Bluetooth module design wins are primarily for ruggedized industrial PDAs. Most of these design wins are expected to move from development to revenue-producing production stages during 2004.

"The dynamics driving our growth over the last six quarters have resulted from our ability to innovate in developing new connection and data collection products, particularly bar code scanning and wireless connection products," Mills concluded. "This has positioned Socket to capitalize on lower prices for handheld computing devices, improvements in the network infrastructures that enable higher speed data communications including mobile phone networks and Internet hotspots, growth in the sale of Pocket PCs including increasing enterprise deployments, and an improving economy. These factors, combined with Socket's excellent brand name and well established worldwide distribution system are expected to contribute to meeting our goal of continued profitable growth during the balance of this year."

Additional Financial Information

The Company's balance sheet at March 31, 2004 included a cash balance of $7.7 million, reflecting a net increase of $1.3 million from the cash balance at December 31, 2003. Sources of cash were increased borrowings on the Company's bank line of credit of $1.9 million, proceeds from the exercise of stock options and warrants of $0.1 million, and positive cash flow from earnings before depreciation and amortization of intangibles of $0.2 million. Cash was used for the payment of $0.3 million of a note payable to Nokia, $0.1 million was invested in property and equipment, and $0.5 million was used for working capital changes, primarily increases in accounts receivable of $0.7 million partially offset by $0.2 million of increases in accounts payable. The final installment payment on the Company's note payable to Nokia was paid in April 2004.

The calculation of diluted earnings per share includes shares assumed issued from the conversion of Series F convertible preferred stock, and the exercise of in-the-money stock options and warrants using the treasury stock method, which assumes repurchase of shares at current market prices with option and warrant exercise proceeds.

Revenue and revenue growth by Product Family in millions of dollars were as follows:

Product Family	Q1 2004 Revenue	% Growth Over Q4 2003	% Growth Over Q1 2003
Connectivity Products	$2.6	6%	34%
Bar Code Scanning Products	$2.4	24%	85%
Peripheral Connection Products	$0.9	0%	(11%)
Embedded Products	$0.8	17%	30%
Totals	$6.7	12%	38%

Growth in connectivity products during the first quarter of 2004 compared to the fourth and first quarters of 2003 was primarily due to growth in wireless connectivity products. Modem sales on the other hand were somewhat higher in the fourth quarter of 2003. Growth in bar code scanning products was primarily due to growth in the Company's In-Hand Scan plug-in bar code scanner and the introduction in September 2003 of an SDIO bar code scanner. Peripheral connection products continued to decline moderately as more notebooks use USB technologies to attach peripherals. Embedded products' growth reflected increased sales of chips and embedded Bluetooth modules as more third party products move from design to production.

Gross profit for the first quarter of 2004 was $3.4 million, or 51 percent of revenue, compared to $3.0 million or 50 percent of revenue for the previous quarter and $2.4 million or 49 percent of revenue for the first quarter one year ago. The higher gross profit percentages reflect product cost reductions and the benefits of spreading fixed overhead costs over a larger number of products, partially offset by product price reductions to improve product competitiveness.

Research and development expense was $0.9 million in the first quarter of 2004 compared to $0.9 million in the fourth quarter of 2003 and $0.9 million in the first quarter of 2003. Compensation expense was higher in the first quarter of 2004 reflecting an increase in headcount.

Sales and marketing expense was $1.5 million in the first quarter of 2004 compared to $1.3 million in the fourth and first quarters of 2003. The increase in the first quarter of 2004 reflects higher compensation expense from an increase in sales and marketing headcount and from increased market development fund expenses which are allocated as a percentage of sales to distributors and resellers for marketing and reflect increasing sales levels.

General and administrative expense was $0.8 million in the first quarter of 2004 compared to $0.8 million in the fourth quarter of 2003 and $0.7 million in the first quarter of 2003. The increases over the first quarter of 2003 reflect increases in the costs of professional services, including the costs of defending a patent infringement lawsuit, and insurance and increased shareholder communications. The Company has filed a motion for summary judgment dismissal of the lawsuit.

Preferred stock dividends were $13,000 in the first quarter of 2004 compared to $17,000 in the fourth quarter of 2003 and $32,000 in the first quarter of 2003 and reflect declining preferred stock balances outstanding resulting from conversion into common stock. The dividends relate to the issuance of $2.0 million in Series F convertible preferred stock in March 2003, which was 68 percent converted to common stock at December 31, 2003 and March 31, 2004, and to the issuance of $1.0 million in Series E redeemable preferred stock in October 2002 that was fully converted to common stock during the third quarter of 2003. The first quarter of 2003 also had an accretion charge of $0.3 million relating to the Series F convertible preferred stock reflecting the discount from market after giving effect to an allocation to the investor warrants of $0.3 million of the proceeds of the Series F issuance.

Conference Call and Webcast
Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com, or participants may join the call by telephone at (800) 218-8862 or (303) 262-2130. A replay will be available for one week at (800) 405-2236 or (303) 590-3000, passcode: 576972# and a transcript of the call will be posted on Socket's website at www.socketcom.com within a few days.

About Socket Communications
Socket Communications, Inc., the Mobile Connection™ Company, provides a broad range of connectivity products for Windows Mobile-based computers, focusing on handhelds including Pocket PCs, Windows CE devices, Palm PDAs and mobile phones. Socket's Mobility Friendly™ products are feature-rich while promoting ease of use and lead the market with the smallest footprint and the most Battery Friendly® power consumption in their class. Socket's Embedded Systems Group provides solutions using mobilityIC™ interface chips, KwikBlue™ modules with embedded Bluetooth wireless technology and a family of bar code scanning products. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include forecasts of future financial results, market reactions and operating activities. Such statements are based on expectations of the market acceptance of our products, increased supplies of handheld computers, growth in demand for our products, the potential for additional revenue growth, expectations regarding timing of the introduction and availability of new products, and expectations regarding our ability to control our operating expenses and improve our cash flow. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the risk of delays in the availability of new products due to technological, market or financial factors, including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, market acceptance of handheld computers and emerging standards such as Bluetooth wireless technology and 802.11 and of our related connection products, the failure of our strategic partnerships to benefit our business as expected, disruptions to our business or to the general economy caused by external forces such as terrorist activities or natural disasters, declines in consumer or corporate spending on technology products, or the other factors described in the company's most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company and Mobility Friendly are trademarks of Socket Communications, Inc. Bluetooth is a trademark owned by the Bluetooth SIG, Inc. All other product and company names herein may be trademarks of their respective owners. © 2004, Socket Communications, Inc. All rights reserved.

- Financial Statements follow -

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended March 31,
	2004	2003
Revenue	$ 6,743	$ 4,879
Cost of revenue	3,311	2,477
Gross profit	3,432	2,402
Gross profit percent
	51%	49%
Research and development	924	921
Sales and marketing	1,519	1,284
General and administrative	847	674
Amortization of intangible technology	92	116
Total operating expenses
	3,382	2,995
Interest (income) expense, net	(3)	20
Net income (loss)	53	(613)
Preferred stock dividends	(13)	(32)
Deemed dividends/preferred stock accretion	--	(383)
Net income (loss) applicable to common stockholders	$ 40	$ (1,028)
Net income (loss) per share applicable to common stockholders Basic Diluted	$ 0.00 $ 0.00	$ (0.04) N/A
Weighted average shares outstanding Basic Diluted	29,934 34,479	24,207 N/A

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	March 31, 2004 (Unaudited)	December 31, 2003*
Cash	$ 7,695	$ 6,422
Accounts receivables	4,339	3,648
Inventories	1,724	1,737
Other current assets	218	210
Property and equipment, net	573	585
Goodwill	9,798	9,798
Intangible technology	619	711
Other assets	148	154
Total assets	$ 25,114	$ 23,265

Accounts payable and accrued liabilities	$ 3,915	$ 3,751
Bank line of credit	3,456	1,567
Deferred income on shipments to distributors	895	852
Note payable	123	505
Capital leases/other non-current liabilities	88	92
Common and convertible preferred stock	50,559	50,460
Accumulated deficit	(33,922)	(33,962)
Total liabilities and equity	$ 25,114	$ 23,265
*Derived from audited financial statements.

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